Exhibit 5.13

CONSENT OF ROSCOE POSTLE ASSOCIATES INC.

The undersigned hereby consents to the use of their report(s), and the information derived therefrom, as well as the reference to their name, in each case where used or incorporated by reference in the Registration Statement on Form F-10 of IAMGOLD Corporation (File No. 333-190073).

/s/ Graham G. Clow
By:	Graham G. Clow, P.Eng
Title:	Chairman of the Board
Company:	Roscoe Postle Associates Inc.

Dated:	January 15, 2014